Exhibit 99.1

[LOGO]

News Release

CONTACT: Roberta R. Jennings	FOR IMMEDIATE RELEASE
513/579-4153	April 2, 2004

Robert A. Sullivan to Lead Commercial Banking;

Stephen J. Schrantz Announces Retirement

Fifth Third Bancorp Executive Vice President Robert A. Sullivan, 49, has been named Executive Vice President, Commercial Banking, with responsibility for commercial lending and credit, international banking, commercial leasing, corporate treasury management, commercial financial services, public finance and institutional sales. Mr. Sullivan is assuming the post from Steve Schrantz, 55, who announced his retirement this month after a 30-year career with Fifth Third. The transition will take place mid-second quarter.

Prior to joining Fifth Third in 2001, Mr. Sullivan was President & COO of Capital Bank, a $1.1 billion bank he co-founded in 1988 in Toledo, Ohio. Mr. Sullivan was named President, Fifth Third Bank (Northwestern Ohio) in 2001, and Executive Vice President, Fifth Third Processing Solutions in 2002.

Mr. Sullivan serves on the Board of Directors of Fifth Third Bank (Northwestern Ohio). Past community involvement included the Toledo-Lucas County Port Authority, Mercy Health Partners, COSI, United Way of Greater Toledo, Toledo Area Chamber of Commerce, Medical College of Ohio Foundation, St. Joseph Capital Bank in Mishawaka, Indiana, President’s Council of Toledo’s Central Catholic High School.

He holds a degree in Business Administration from the University of Notre Dame, and is an alumnus of the American Bankers Association’s Undergraduate and Graduate Schools of Commercial Lending at Oklahoma University, and the Bank Administration Institute Graduate School of Banking at Duke University’s Fuqua School of Business.

Steve Schrantz, who joined Fifth Third in 1971, held positions in Trust and Commercial Banking. He was named Senior Vice President, Commercial Banking, in 1987, and Executive Vice President in 1989. He is a Director on the boards of the Catholic Inner City Schools Education Fund, the Ohio Foundation of Independent Colleges, Saint Xavier High School, College of Mount St. Joseph, Boys Hope Girls Hope, St. Joseph Orphanage, and Tri-Health, Inc. He also serves as a Director and Treasurer of CET Channel 48, and is a member of the Financial Services Roundtable.

He is the former Chairman and board member of the Good Samaritan Hospital College of Nursing and Health Science, Cincinnati Ballet, Cincinnati Council on World Affairs, Home Builders Association of Greater Cincinnati, National Conference of Community and Justice; he also served on the Ohio Valley Life Center board.

Fifth Third Bancorp President & CEO George A. Schaefer, Jr. offers, “Bob Sullivan is a seasoned commercial lender and strong leader whose varied background will prove beneficial in his new role. Steve Schrantz was instrumental in building our strong commercial banking franchise. On behalf of our Board of Directors, management team and employees, I thank him for his insight and guidance, and wish he and his wife, Terry, much happiness in their retirement.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $91 billion in assets, operates 17 affiliates with 960 full-service Banking Centers, including 129 Bank Mart® locations open seven days a week inside select grocery stores and 1,826 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee and West Virginia. The financial strength of Fifth Third’s affiliate banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. The company’s common stock is traded through the NASDAQ National Market System under the symbol “FITB.”

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